Exhibit 10.1

PROMISSORY NOTE

$[—]	September 5, 2008

FOR VALUE RECEIVED, Tutor-Saliba Corporation, a California corporation (“TSC”), or Tutor-Saliba Builders, a California corporation, as assignee of TSC (the “Company”), hereby promises to pay to [Shareholder] (“Holder”) or its registered assigns the principal sum of                                          dollars ($[—]), together with interest thereon calculated from the date hereof in accordance with the provisions of this note (this “Note”).

This Note is issued in the manner contemplated by Section 6.20 of that certain Agreement and Plan of Merger, dated as of April 2, 2008, as amended by Amendment No. 1 to The Agreement and Plan of Merger dated as of May 28, 2008 (the “Merger Agreement”), by and among Perini Corporation, a Massachusetts corporation (“Perini”), Trifecta Acquisition LLC, a California corporation and a wholly-owned subsidiary of Perini (“Merger Sub”), the Company, Ronald N. Tutor, a resident of California, and shareholders of the Company signatory thereto, pursuant to which, among other things, the Company shall merge with and into Merger Sub, with Merger Sub to continue as the surviving entity in the merger and as a wholly-owned subsidiary of Perini on the terms and subject to the conditions set forth in the Merger Agreement.

This Note evidences the absolute and unconditional obligation of the Company. The Company is issuing notes, together with this Note, equal to an aggregate principal amount of                                          dollars ($[—]) (the “Aggregate Principal Amount”) in connection with the issuance of this Note (all such notes, including the Note, the “Total Dividend Notes”).

1. Scheduled Payments: Subject to the terms of Section 4:

(a) Principal. The entire unpaid principal balance of this Note (together with all accrued and unpaid interest thereupon) shall become due and payable in full on June 30, 2012 (the “Maturity Date”).

(b) Interest. Interest shall accrue on the unpaid principal amount of this Note at a rate per annum equal to 5% per annum. Interest shall be calculated on the basis of the actual number of days elapsed and a year of 365 days, and be payable in cash on the last day of each March, June, September and December of each applicable year (each a “Quarterly Payment Date”); provided that, in the event that the Company is prohibited from paying interest in cash pursuant to the terms of any Senior Indebtedness (defined below), such interest owing will be added to the principal amount outstanding on each Quarterly Payment Date and treated as principal for all purposes under this Note on and after such date.

(c) Excess Cash Flow Mandatory Prepayments. Not later than 90 days after the end of each fiscal year (or for the year in which the Closing (as defined in the Merger Agreement) occurs, partial fiscal year as described in clause (x) below) of Merger Sub and its consolidated subsidiaries (the “Consolidated Company”) in which there is Excess Cash Flow of the Consolidated Company, the Company, to the extent not prohibited by the terms of any Senior Indebtedness or Applicable Law, will make a prepayment of principal outstanding under this Note, in an amount equal to the lesser of (1) the principal amount then outstanding under this Note and (2) the product of (x) 100% of Excess Cash Flow for such fiscal year (or for the fiscal year in which the Closing occurs, the partial fiscal year for the period from the Closing Date (as defined in the Merger Agreement) through the end of such fiscal year) and (y) a fraction, the numerator of which is the principal outstanding under this Note and the denominator of which is the principal outstanding under the Total Dividend Notes.

(d) Optional Prepayments. The Company may at any time, and from time to time, prepay, without premium or penalty, all or any portion of the Company’s obligations under this Note. All such prepayments shall be applied first to pay all accrued but unpaid interest and then to pay outstanding principal.

2. Payment of Note. All payments and prepayments of principal of and interest on this Note shall be made to the registered Holder, in lawful money of the United States of America by wire transfer of immediately available funds to a United States bank account designated in writing by the Holder (or at such other place as the holder hereof shall notify the Company in writing).

3. Subordination.

(a) To the extent and in the manner provided in this Note, the payment of any principle of, interest on, and fees, expenses and other amounts in respect of, this Note is and shall be expressly subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness, and each obligation under this Note is subordinated to the prior payment in full of the Senior Indebtedness. Notwithstanding the foregoing sentence or any provision of this Note to the contrary, until all Senior Indebtedness has been indefeasibly paid in full in cash, and no holder of any Senior Indebtedness has any commitment to extend any credit to Perini Corporation, a Massachusetts corporation (“Perini”) or any of its subsidiaries under the Credit Agreement or any other instrument or agreement executed in connection therewith, the Company may make, and Holder may receive, scheduled payments of principal and interest on this Note when due, so long as:

(i) Perini shall have delivered to Agent on or before the fifth (5th) Business Day preceding the date of each such payment, a duly completed compliance certificate signed by the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of Perini, reflecting Perini’s pro forma compliance with each of the financial covenants set forth in the Credit Agreement immediately prior to, and after giving effect to, such payment; together with a detailed calculation of how the amount of such payment was determined and be accompanied by financial statements in support of such calculation; and

(ii) no payment Default under the Credit Agreement shall have occurred and be continuing and Agent has not provided a notice that a material Event of Default has occurred and is continuing.

(b) Holder shall not accelerate the maturity of any amounts owing under this Note, or commence or join with any other creditor of the Company, any of its subsidiaries or any other obligor in respect of any Senior Indebtedness in commencing any Proceeding.

(c) The Company and Holder shall not agree to any amendment, modification or supplement to this Note without the prior written consent of the Agent, which consent may be withheld or delayed in the sole and absolute discretion of the Agent for any reason, or no reason, or to the grant of any security for this Note or guaranty of this Note.

(d) In the event of any Proceeding involving the Company: (i) all Senior Indebtedness shall first be indefeasibly paid in full in cash before any payment of or with respect to this Note shall be made; (ii) any payment or distribution of any kind or character, whether in cash or property or securities, which but for these subordination provisions would be payable or deliverable to Holder in respect of this Note shall be paid or delivered to Agent for application to the Senior Indebtedness until all Senior Indebtedness has been indefeasibly paid in full incash; and (iii) Holder hereby irrevocably authorizes, empowers and appoints the Agent as its agent and attorney-in-fact to so execute, verify, deliver and file any claim for such payments or distributions, which power shall be deemed to be coupled with an interest (but the Agent shall not have any obligations to take any such action).

(e) Holder agrees not to initiate, prosecute or in any way participate or consult with any other person to initiate or prosecute any claim, action or other proceedings challenging the validity, priority, extent or enforceability or any of the Senior Indebtedness or any liens and security interest securing the Senior Indebtedness. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the subordination provisions of this Note shall continue to govern the relative rights and priorities of Holder and holders of the Senior Indebtedness even if all or part of the Senior Indebtedness or any security interests securing the Senior Indebtedness is rescinded or must otherwise be returned.

(f) If Holder received any payment in violation of the subordination provisions of this Note, Holder, by acceptance of this Note, agrees to hold such payment in trust for the benefit of Agent and the holders of the Senior Indebtedness and, promptly upon either having actual knowledge that such payment was prohibited, or upon notice from Agent, to pay such amounts to the Agent for application to the Senior Indebtedness. The term “payment” includes any distribution of assets or any set-off or recoupment of any kind for the benefit of Holder made from the assets of Perini, the Company, any of its subsidiaries or any other obligor in respect of any Senior Indebtedness.

(g) The subordination provisions of this Note, and the Company’s and Holder’s obligations hereunder, are continuing, absolute and unconditional and not subject to any reduction, limitation, impairment, termination, defense or recoupment whatsoever by reason of, or be otherwise diminished by, any of the following: (i) any extension, modification or renewal of, or indulgence with respect to, or substitution for, any replacement or refinancing of, the Senior Indebtedness or any part thereof or any agreement relating thereto at any time; (ii) any failure or omission to perfect or maintain any lien or security interest on, or preserve rights to, any security or collateral or to enforce any right, power or remedy with respect to the Senior Indebtedness or any part thereof or any agreement relating thereto, or any collateral securing the Senior Indebtedness or any part thereof; (iii) any waiver of any right, power or remedy or of any default with respect to the Senior Indebtedness or any part thereof or any agreement relating thereto or with respect to any collateral securing the Senior Indebtedness or any part thereof; (iv) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of, any collateral securing the Senior Indebtedness or any part thereof, any guaranties with respect to the Senior Indebtedness or any part thereof, or any other obligations of any person or entity with respect to the Senior Indebtedness or any part thereof (v) the enforceability or validity of the Senior Indebtedness or any part thereof or any agreement relating thereto or with respect to any collateral securing the Senior Indebtedness or any part thereof; or (vi) the disallowance of all or any portion of any claims for repayment of the Senior Indebtedness under section 502 or 506 of the United States Bankruptcy Code. The Agent and the holders of any of the Senior Indebtedness may take any action or exercise any remedy with respect to the Senior Indebtedness and any collateral therefor from time to time and at any time in their sole discretion, without notice to Holder.

(h) The Company and Holder, by its acceptance of the Note, acknowledge and agree that the subordination provisions of the Note are for the express benefit of the Agent and the holders of the Senior Indebtedness and may be enforced directly the Agent and by such holders.

4. Event of Default; Consequences. If the Company fails to pay when due any amount (whether interest, principal or other amount) then payable on this Note, then, subject to the provisions of Section 3 hereof, the Holder may, by notice of default and acceleration given to the Company, declare the entire outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, immediately due and payable.

5. Waiver of Presentment. The Company hereby waives presentment for payment, demand, protest, and notice of demand, protest and nonpayment, and any other notice that might be required by law, and consents to any and all renewals or extensions that might be made by the Holder as to the time of payment of this Note from time to time.

6. Replacement and Cancellation.

(a) Replacement of Lost Note. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (provided that, if the holder is an employee of the Company, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of such Note to the Company at its principal office, the Company shall (at its expense) execute and deliver, in lieu thereof, a new Note of the same class and representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.

(b) Cancellation. After all principal, accrued interest and all other amounts at any time owed on this Note have been paid in full, this Note shall be surrendered to the Company for cancellation.

7. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

8. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9. Merger Agreement. This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Merger Agreement, as in effect on the date hereof. Capitalized terms used in this Note without separate definition shall have the respective meanings given to them in the Merger Agreement.

10. Successors and Assigns. This Note may not be assigned or transferred by the Company or the Holder without the prior written consent of the other party hereto and the Agent. Each assignment or transfer shall be recorded by the Company in the Register. Any transfer or assignment in violation of this Section 10 shall be void, and the Company shall not recognize such purported transferee as a holder of this Note. The terms and provisions of this Note shall inure to the benefit of the Agent and each of the other holders of the Senior Indebtedness.

11. Register. The Company shall maintain a register (the “Register”) in which it records the name and address of each Holder of a Note and the principal amount and interest outstanding with respect thereto from time to time. The parties shall treat the registered holder of a Note as the Holder for all purposes, absent manifest error.

12. Amendments. The provisions of this Note may not be amended, supplemented, replaced or otherwise modified in any manner without the prior written consent of the Holder and the Company, and the Agent in accordance with Section 3(c) hereof. To the extent that the Credit Agreement is replaced or refinanced, the Holder and the Company will consent to (and execute and deliver) any amendments reasonably necessary to give effect to the documentation governing such replacement or refinancing indebtedness to preserve the economic position of the parties hereto.

13. Defined Terms. The following terms shall have the following meanings when used herein:

“Agent” shall mean Bank of America, N.A., as Administrative Agent, together with any successor Administrative Agent under the Credit Agreement. In the event the Credit Agreement is with a single lender, “Agent” shall refer to such lender.

“Bankruptcy Law” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute, and any similar law for the relief of debtors.

“Consolidated Net Income” shall mean, for any period, the net income of Merger Sub and its subsidiaries (the “Consolidated Group”) for such period determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of September 8, 2008 among Perini, the Company, certain subsidiaries of Perini, Agent, Lenders, Banc of America Securities LLC, as Sole Lead Arranger and Book Manger, and Bank of America, N.A., as Swing Line Lender and L/C Issuer, as may be amended, supplemented, amended and restated or otherwise modified or as refinanced, extended, renewed, defeased, restructured, replaced from time to time.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of: the sum, without duplication, of Consolidated Net Income for such period, an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, an amount equal to the provision for taxes based on income, profits or capital of the Consolidated Group, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid during such period (or accrued during such period and payable within 180 days after the last day of such period) to the extent deducted in arriving at such Consolidated Net Income, and an amount equal to the aggregate consolidated net non-cash loss on the sale, lease, transfer or other disposition of assets by the Consolidated Group during such period (other than sales, leases, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, less the sum, without duplication, of an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and included in arriving at such Consolidated Net Income, the consolidated amount of capital expenditures made in cash during such period, except to the extent that such capital expenditures were financed with the proceeds of indebtedness, the aggregate consolidated amount of all principal payments of indebtedness of the Consolidated Group made during such period, including payments made under the Total Dividend Notes (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness, an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Consolidated Group during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, the amount of taxes (including penalties and interest) paid in cash in such period, and the amount of cash expenses paid to effect the transaction described in the Merger Agreement.

“Note Payment” means any payment or distribution of any kind or character, whether direct or indirect, by setoff or otherwise, from any source, whether in cash, property or securities, on or in respect of the Note or any amounts due thereunder or on account of any purchase, redemption, rescission of purchase, defeasance or other acquisition of the Note.

“Obligations” shall mean any and all Obligations, as defined in the Credit Agreement, and any and all other obligations (including guaranty obligations) with respect to the payment and performance of (a) any principal of or interest or premium on any indebtedness, including, without limitation, any reimbursement obligation in respect of any letter of credit, or any other liability, (b) any fees, indemnification obligations, expense reimbursement obligations or other liabilities payable under the documentation governing any indebtedness (including, without limitation, the retaking, holding, selling or otherwise disposing of or realizing on any collateral), (c) any obligation to post cash collateral in respect of letters of credit or any other obligations, and (d) all performance obligations under the documentation governing any indebtedness.

“Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any applicable Bankruptcy Law with respect to the Company, (b) any other voluntary or involuntary insolvency, reorganization, arrangement or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, arrangement or other similar case or proceeding with respect to the Company or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of the Company whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

“Remedies” shall mean the acceleration of the Note or the exercise of any remedies in respect of any default thereunder (including, without limitation, any right of setoff or similar right, any right of collection, repayment, prepayment, repurchase, redemption or put right, the right to sue the Company or to file or participate in any involuntary Proceeding or take any other action under law, against the Company but excluding in any event the imposition additional interest pursuant to Section 1(b)).

“Senior Indebtedness” means all Obligations outstanding under the Credit Agreement, including, without limitation, (i) principal, (ii) interest (including all interest after the commencement of any Proceeding and/or any claim for such interest which would have accrued in the absence of such Proceeding, whether or not allowed as a claim in a Proceeding), (iii) out-of-pocket costs, (iv) fees (including reasonable attorneys’ fees and out-of-pocket disbursements), (v) out-of-pocket expenses, and (vi) otherwise, in each case whether or not allowed as a claim in any Proceeding.

14. Third Party Beneficiaries. The holders of Senior Indebtedness are intended third party beneficiaries hereof and the subordination provisions set forth herein are for the benefit of the holders of Senior Indebtedness (and their successors and assigns) and shall be enforceable by them directly against the Holder (and its successors and assigns). This Section 14 shall constitute a continuing offer to all persons who become holders of or who continue to hold Designated Senior Indebtedness (whether such Designated Senior Indebtedness was created or acquired before or after the issuance of the Notes).

* * * * * *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the date first written above.

TUTOR-SALIBA CORPORATION

By:
Title:

ACCEPTED AND AGREED:

[SHAREHOLDER]

By:
Title: